Investor Contact:                                       Media Contact:
Linda S. Lennox                                         George Koodray
Director, Investor Relations                            Director, Public Affairs
(908) 719-4222                                          (908) 470-4613
llennox@nui.com                                         gkoodray@nui.com


For Immediate Release


                   NUI CORPORATION PURSUES SALE OF THE COMPANY

                President and Chief Executive Officer Steps Down

Bedminster, NJ - September 26, 2003 - NUI Corporation (NYSE:NUI) announced today that as a result of the negative impact on the company arising from recent credit downgrades and adverse business conditions, its Board of Directors has decided to pursue the sale of the company. After considering a number of strategic alternatives, the Board of Directors established a Special Committee to further assess the company's choices and concluded that pursuing a sale of the company is in the best interests of the company's stakeholders.

The company also announced that John Kean, Jr. has stepped down as President and Chief Executive Officer and as a director of the company to pursue other opportunities. A. Mark Abramovic, the company's Chief Operating Officer and Chief Financial Officer, has been appointed President of the company. Abramovic stated, "The company has benefited from John's leadership and innovation. We thank him for his years of dedicated service to the company and wish him well in his future endeavors."

The company also announced that NUI Utilities, Inc. has entered into a letter of intent with a lender to provide it with an additional $50 million unsecured credit facility to fund its short-term needs. NUI is pursuing other alternatives to provide NUI Utilities, Inc. with sufficient credit capacity to continue to satisfy its short-term needs in the event the $50 million facility is not obtained.

NUI also revised its earnings guidance for the fiscal year ending September 30, 2003 to $0.95 to $1.05 per share from $1.10 to $1.25 per share.

"I look forward to working to find the best strategic partner for NUI while ensuring that the interests of our shareholders, employees, customers and other stakeholders remain paramount," Abramovic said.

Berenson & Company is serving as a financial advisor to the company.

A live teleconference will be held today, September 26, 2003, at 10:30 a.m. EST. The dial-in number for domestic investors is 1-800-360-9865 and 1-973-694-6836 for international callers. Participants should dial in five minutes prior to the scheduled start time. A taped replay of the call will be available beginning at 12:00 p.m. EST and ending on October 3, 2003, at 11:59 p.m. EST. The dial-in number for the replay is 1-800-428-6051 for domestic callers and 1-973-709-2089 for international callers. The pass code for the replay is 307979.

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A live webcast of the call will be available on the company's website at
www.nui.com. Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page. Shortly following the live call, a replay will be archived on NUI's corporate website.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities and wholesale energy portfolio and risk management. NUI Utilities' companies include Elizabethtown Gas Company in New Jersey, City Gas Company of Florida and Elkton Gas Company in Maryland. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to the potential sale of NUI, an anticipated additional credit facility for NUI Utilities, the pursuit of alternatives for the anticipated additional credit facility, and fiscal 2003 earnings guidance. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the company's ability to control operating expenses; the volatility and level of natural gas prices; the ability of the company to obtain a short-term credit facility for NUI Utilities; the ability of the company to obtain an alternative to the short-term credit facility in the event the short-term credit facility is not obtained; the ability of the company to identify a buyer for the company and negotiate a definitive agreement for the sale of the company; economic conditions; weather fluctuations; those factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission relating to forward-looking statements; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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